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  FORM 3
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                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of    2. Date of Event        4.  Issuer Name and Ticker or Trading Symbol
   Reporting Person*         Requiring
                             Statement
                             (Month/Day/Year)

Cash    Jerry    D.            11/08/02                Quest Resource Corporation (QRCP)
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(Last)(First)(Middle)     3. I.R.S. Identifica-   5.  Relationship of Reporting   6.  If Amendment, Date    7.  Individual or Joint/
                             tion Number of           Person(s) to Issuer (Check      of Original               Group Filing (Check
                             Reporting Person, if     all applicable)                 (Month/Day/Year)          Applicable Line)
                             an entity                                                                         X  Form filed by One
                             (voluntary)                                                                      --- Reporting Person
                                                      X  Director    X 10% Owner
                                                     ---            ---                                        __ Form filed by More
5901 N. Western Avenue, Suite 200                     X  Officer     __ Other                                     than One Reporting
---------------------------------                    ---(give title    (specify                                   Person
        (Street)                                         below)         below)

                                                    Chairman of the Board, CO - Chief
                                                    Executive Officer, Chief Financial
                                                    Officer, Treasurer, Secretary
                                                    ----------------------------------

Oklahoma City, OK    73118
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(City)      (State)  (Zip)                      Table I - Non-Derivative Securities Beneficially Owned
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1.  Title of Security     2.  Amount of Securities           3.  Ownership Form:        4.  Nature of Indirect
    (Inst. 4)                 Beneficially Owned                 Direct (D) or              Beneficial Ownership
                              (Inst. 4)                          Indirect (I)               (Instr. 5)
                                                                 (Instr. 5)
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Common Stock                       10,500                             I                        By spouse
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Common Stock                    3,208,349                             D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.



FORM 3 (cont'd.)

         Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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1.  Title of           2.  Date Exer-    3.  Title and       4. Conver-      5. Ownership   6.  Nature of
    Derivative             cisable and       Amount of          sion or         Form of         Indirect
    Security               Expiration        Securities         Exercise        Derivative      Beneficial
    (Inst. 4)              Date (Month/      Underlying         Price of        Securities:     Ownership
                           Day/Year)         Derivative         Derivative      Direct (D) of   (Instr.5)
                                             Security           Security        Indirect (I)
                                             (Inst. 4)                          (Instr. 5)

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                       Date      Expira-            Amount
                       Exer-     tion      Title    or
                       cisable   Date               Number
                                                    of Shares
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:


                                                     /s/ Jerry D. Cash                      11/12/02
                                                     -----------------------------------  --------------
                                                     Jerry D. Cash                             Date
                                                     ** Signature of Reporting Person


  *  If the Form is filed by more than one reporting person, see Instruction 5(b)(v).

 ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.

